1997 AMENDED CONSTITUTION AND BY-LAWS FOR THE FLANDREAU SANTEE SIOUX TRIBE OF SOUTH DAKOTA

PREAMBLE

We, the people of the Flandreau Santee Sioux Tribe, in order to exercise the right of local self-government, promote the general welfare of the Tribe and manage the lands, do hereby establish this revised Constitution and By-Laws.

ARTICLE I
TERRITORY

The jurisdiction of the Flandreau Santee Sioux Tribe of Indians shall extend to such territory as may now be held or hereafter acquired by or for the Flandreau Santee Sioux Tribe under any law of the United States, except as otherwise provided by law.

ARTICLE II
MEMBERSHIP

Section 1. Membership in the Flandreau Santee Sioux Tribe of Indians shall consist of all persons who qualify for membership in accordance with the following provisions and an enrollment ordinance to be enacted by the Executive Committee:

(a) All persons of Indian blood whose names appear on the official census roll of the Tribe as of June 30, 1934, and the January 1, 1935 supplement.

(b) All children born prior to the effective date of this amendment (November 2, 1967) to any member of the Flandreau Santee Sioux Tribe who was a resident of any territory of the Tribe or of Moody County in South Dakota at the time of the birth of said child.

(c) All children born to any member of the Flandreau Santee Sioux Tribe provided the child possesses one quarter (1/4) or more degree of Flandreau Santee Sioux blood. (Amended November 2, 1967)

(d) All children born to any member of the Flandreau Santee Sioux Tribe possessing one quarter (1/4) or more total degree of Indian blood of a federally recognized Indian Tribe with an ancestral trace back to the Flandreau Santee Sioux Tribe's Base Roll, the January 1, 1935 supplement, and the 1936 supplement. (As amended on May 23, 1990, by Amendment V, to Article II, Section 1 (d)).

Section 2. The Executive Committee shall have the power to promulgate ordinances subject to review by the Secretary of the Interior covering future membership and the adoption of new members.

ARTICLE III
GOVERNING BODY

Section 1. The governing body of the Flandreau Santee Sioux Tribe shall be the Executive Committee. The Executive Committee shall consist of a President, Vice-President, Secretary, Treasurer (to be appointed and is a non-voting position), Trustee I, Trustee II, Trustee III and Trustee IV. (If this amendment passes Trustee III and Trustee IV shall be elected at the next regularly scheduled election. In order to stagger the terms as provided in Article III, Section 4, Trustee III shall serve a four year term and Trustee IV shall serve a two year term. All subsequent terms shall be for four years) A quorum of the Executive Committee shall consist of four (4) members. The President shall vote only in the case of a tie. (As amended on November 14, 1984, by Amendment III to Article III, Section 1, and as further amended on May 13, 1997, by Amendment VI to Article III, Section 1)

Section 2. All enrolled members of the Flandreau Santee Sioux Tribe eighteen (18) years of age or over and a resident of Moody County for at least one (1) year prior to

the date of an election shall be qualified voters. Residence for purposes of this Constitution shall mean physical presence within Moody County or such territory as may be now held or hereafter acquired by the Tribe provided that temporary absence for purposes of employment, government employment or military service, illness or physical disability shall be considered as physical presence. (As amended on May 13, 1997, by Amendment VII to Article III, Section 2)

Section 3. The Executive Committee shall appoint such other boards or officers as may be deemed necessary.

Section 4. The term of office for all Executive Committee members shall be four (4) years. The terms shall be staggered. In order to begin staggered elections, the Vice-President and Trustee II will be elected for two (2) years at the first election held after this amendment is adopted. Subsequent elections will be held for four year terms. (This Section was added to Article III on November 14, 1984, by Amendment III)

Section 5. Executive Committee members may be compensated for services rendered. Salaries will be established by the Executive Committee according to monies available from tribal resources and subject to General Council review. (This Section was added to Article III on November 14, 1984, by Amendment III).

ARTICLE IV
MEETINGS

Section 1. Meetings of the General Council shall be held on the first Saturday of February, May, August and November of each year or on such other dates as may be selected by the Executive Committee provided that at least fifteen (15) days notice is given. (As amended on May 13, 1997, by Amendment VIII to Article IV, Section 1)

Section 2. Regular meetings of the Executive Committee shall be held at least once each month on dates established by the Executive Committee or called by the President. Such

meetings shall be open to tribal members except that Executive sessions may be held.

Section 3. Special meetings of the General Council may be called by the President or upon presentation of a petition, signed by at least thirty (30) percent of the qualified voters, to the Secretary who shall select a meeting date and give at least (15) days notice of any special meeting. The notice shall specify the purpose, time and place of any special meeting.

Section 4. A quorum for all regular or special meetings of the General Council shall consist of fifty (50) percent of the qualified voters.

ARTICLE V
ELECTIONS

Section 1. Those officers of the Executive Committee whose term of office will expire shall be subject to re-election by the qualified voters as defined Article III, Section 2 of the Constitution. Elections shall be conducted in accordance with the procedures prescribed by this Article. (As amended on May 13, 1997, by Amendment IX to Article V, Section 1)

Section 2. There shall be a primary election and a general election for officers of the Executive Committee. The primary election shall be held at least forty-five (45) days prior to the general election and shall be conducted in accordance with the election ordinance. Candidates for office, including incumbents, shall be nominated for office by submitting a petition, signed by not less than twenty-five (25) of the qualified voters of the Tribe, to the Election Board. Nominating petitions shall be submitted to the Election Board at least thirty (30) days prior to the date set for the primary election. Notice by mail shall be provided to the qualified voters at least fifteen days prior to the primary election advising the voters of the names of the candidates for office in the primary election and the date, times and place for voting. The two candidates receiving the highest number of votes for the position they

are running for in the primary election shall then stand for election for that position in the general election.

The general election shall be held in conjunction with the August General Council meeting for each election year. Polls shall remain open for a period of four hours. Voting shall be by secret ballot and ballots shall be prepared prior to the election with each candidate's name and position he or she is running for appearing on the ballot. At the close of the polls the ballots shall be counted and certified by the Election Board. Election results shall be immediately announced.

The Election Board shall provide notice to all qualified voters of the date, time and place set for the primary election, of the deadline for submitting nominating petitions, of the candidates certified to run in the primary election, of the results of the primary election, and of the date, time and place for the general election.

Elections shall be conducted by an Election Board in accordance with rules and regulations prescribed by an election ordinance.

Newly elected members of the Executive Committee shall be sworn in and take their oath of office within seven (7) days following the general election. (As amended on May 13, 1997, by Amendment IX to Article V, Section 2)

Section 3. To be nominated for office a member must be at least twenty-one (21) years of age or over, a resident of Moody County or such territory as may be now held or hereafter acquired by the Tribe, not been convicted of a felony or crime involving moral turpitude and not been dishonorably discharged from military service. The Executive Committee shall be the sole judge of the qualifications of its candidates for office and of officers. The Executive Committee may prescribe such other rules for election as may be required to assure a fair and honest election. (As amended on November 14, 1984, by Amendment III to Article V, Section 3)

Section 4. Any incumbent member of the Executive Committee who chooses to run for a vacant position other than the

position currently occupied by that member, must first officially resign his or her current position and such position shall be declared vacant and open for election. Resignation shall take effect after the General Election. (This Section was added to Article V on May 13, 1997, by Amendment X)

ARTICLE VI
VACANCIES AND REMOVAL FROM OFFICE

Section 1. If a member of the Executive Committee shall die, resign, or be absent from scheduled General Council or Executive Committee meetings for three successive meetings without reasonable justification, the Executive Committee shall declare the position vacant and shall immediately thereafter appoint a person qualified to hold office to serve the unexpired term.

Section 2. An elected official shall be removed from office by the Executive Committee upon investigation and receipt of substantive evidence of conviction of a felony or crime involving moral turpitude.

Section 3. An elected official may be removed from office by the General Council by a petition of no confidence signed by at least sixty-five (65) percent of the qualified voters of the Tribe. A petition of no confidence shall not require grounds for removal but shall only require the attestation of each signer that they no longer have confidence in the official as a member of the Executive Committee. The petition shall be presented to the Secretary or the President if the affected official is the Secretary. Upon receipt of such properly executed petition, the official shall be given the option to resign, and if he or she does not resign, the Secretary or President as appropriate shall call and give at least fifteen days notice of a meeting of the General Council. The official shall have the opportunity to respond to the petition at the meeting. The General Council shall then vote upon removal and such removal shall become effective upon majority vote. If the vote is in favor of removal, the vacancy thereby created shall be filled by a special election called by the Election Board and conducted in accordance with the election

ordinance. (As amended on May 13, 1997, by Amendment XI, to Article VI, Section 2)

ARTICLE VII
INITIATIVE AND REFERENDUM

Section 1. Special meetings of the General Council shall be called by the Secretary upon presentation of a petition setting forth that such a meeting is being requested for the purpose of voting upon either a matter not previously considered by the Executive Committee or upon any matter or previous action of the Executive Committee. Such petitions shall explain the matter or issue to be voted upon and shall be signed by not less than thirty (30) percent of the qualified voters. The Secretary shall call and give at least fifteen (15) days notice of such meeting specifying the purpose of the meeting in the notice.

ARTICLE VIII
POWERS OF THE EXECUTIVE COMMITTEE

Section 1. Enumerated powers. The Executive Committee of the Flandreau Santee Sioux Tribe shall exercise the following powers subject to any limitations imposed by the statutes or the Constitution of the United States.

(a) To negotiate with Federal, State, and local governments.

(b) To employ legal counsel, the choice of counsel and fixing of fees to be subject to the approval of the Secretary of the Interior or his authorized representative.

(c) To veto any sale, disposition, lease, or encumbrance of tribal lands, interest in lands or other tribal assets of the Tribe.

(d) To advise the Secretary of Interior with regard to all appropriation estimates or federal projects

for the benefit of the Flandreau Santee Sioux Tribe prior to the submission of such estimates to the Bureau of the Budget and to Congress.

(e) To acquire, lease, or otherwise manage all lands or other assets, either real or personal, for the benefit of the Tribe as authorized by law except that where such lands or assets are under the jurisdiction of the Federal government, the approval of the Secretary of the Interior or his authorized representative shall be obtained.

(f) To promulgate and enforce ordinances governing and regulating the conduct of all persons on the reservation, providing for the manner of making, holding and revoking assignments of tribal land or interest therein, assessment of members and the appropriation of available funds for public purposes, providing for the assessment, licensing and regulating of non-members coming upon the territory of the Tribe for purposes of hunting, fishing, trading or other business and for the exclusion from the territory of the Tribe of persons not so licensed and establishing proper agencies for law enforcement among the members of the Flandreau Santee Sioux Tribe. (As amended on November 14, 1984, by Amendment I to Article VIII, Section 1 (f) and further amended on May 13, 1997, by Amendment XII to Article VIII, Section 1 (F))

(g) To charter subordinate organizations for economic purposes and to delegate to such organizations, or to any subordinate boards or officials of the Tribe, any of the foregoing powers, reserving the right to review any action taken by virtue of such delegated powers.

(h) To adopt resolutions consistent with this Constitution and By-Laws, regulating the procedure of the Executive Committee itself and of other tribal agencies, tribal officials or tribal organizations of the Flandreau Santee Sioux Tribe.

(i) Reserved

(j) To levy taxes or licensing fees, subject to review

by the Secretary of Interior, upon non-members doing business within the territory of the Flandreau Santee Sioux Tribe. (This Section was added by Amendment II, to Article VIII, on November 14, 1984)

Section 2. Future Powers. The Executive Committee may exercise such further powers as may in the future be delegated to it by the General Council of the Tribe or by the Secretary of Interior or any other duly authorized official or agency of the State of Federal government.

Section 3. Reserved Powers. Any rights and powers heretofore vested in the Flandreau Santee Sioux Tribe but not expressly referred to in this Constitution shall not be abridged by this Article, but may be exercised by the people of the Flandreau Santee Sioux Tribe through the adoption of appropriate by-laws and constitutional amendments.

Section 4. Manner of Review. Any resolution or ordinance which by the terms of this Constitution is subject to review by the Secretary of Interior shall be presented to the Superintendent of the jurisdiction who shall, within ten (10) days following his receipt, approve or disapprove the same.

If the Superintendent shall approve any ordinance or resolution, it shall thereupon become effective, but the Superintendent shall transmit a copy of the same, bearing his endorsement, to the Secretary of Interior, who may, within ninety (90) days from the date of his receipt, rescind the said ordinance or resolution for any cause, by notifying the Executive Committee of such decision.

If the Superintendent shall refuse to approve any ordinance or resolution submitted to him within ten (10) days after his receipt, he shall advise the Executive Committee of his reasons therefore. If these reasons appear to the Executive Committee insufficient, it may, by a majority vote, refer the ordinance or resolution to the Secretary of Interior or his duly authorized representative, who may, within ninety (90) days of his receipt, approve the same in writing, whereupon the said ordinance or resolution shall become effective.

ARTICLE IX
JUDICIARY

Section 1. The judicial power of the Flandreau Santee Sioux Tribe shall be vested in the tribal court system. The tribal court system shall be composed of a court of general jurisdiction which shall be known as the "Flandreau Santee Sioux Tribal Court," and the appellate court which shall be known as the "Flandreau Santee Sioux Tribal Appellate Court" and such other and lower courts as the Tribe may establish to meet the judicial needs of the Tribe.

Section 2. The judicial authority and jurisdiction of the tribal courts shall extend to all cases arising under this Constitution, the laws, ordinances, regulations, customs, and traditions of the Flandreau Santee Sioux Tribe and shall be exercised to the fullest extent consistent with the Flandreau Santee Sioux Tribe's inherent powers as a sovereign nation. Such jurisdiction shall extend to all lands within the territorial boundaries of the reservation, including all territory now held or hereafter acquired by or for the Tribe whether held in trust by the United States or owned in fee by the Tribe. The tribal court shall have jurisdiction over all members of the Flandreau Santee Sioux Tribe and over any non-member in accordance with tribal law.

Section 3. There shall be a separation of power between the tribal judiciary and the tribal governing body. Decisions of the tribal court may be appealed to the Tribal Appellate Court but shall not be subject to review by the Executive Committee.

Section 4. There shall be a Chief Judge of the Tribal Court and any other associate judges as may be in the future required. Judges of the court shall be law trained and be a member in good standing of the Tribal Bar Association. Judges shall be appointed by the Executive Committee for a four year term. The Tribal Appellate Court shall be established in accordance with tribal ordinances. (This Article was added to the Constitution on May 13, 1997, by Amendment XIII)

ARTICLE X
AMENDMENTS

The Constitution and By-Laws may be amended by the majority vote of the enrolled members of the Tribe eighteen (18) years of age or older at an election called for that purpose by the Secretary of Interior, provided that at least thirty percent (30%) of those entitled to vote, shall vote in such election but no amendment shall become effective until it shall have been approved by the Secretary of Interior.

It shall be the duty of the Secretary of Interior to call an election on any proposed amendment upon receipt of a resolution of the Executive Committee or of a petition signed by fifty percent (50%) of the qualified voters of the tribe. (As changed by Amendment IV, November 14, 1984)

BY-LAWS OF THE
FLANDREAU SANTEE SIOUX TRIBE

ARTICLE I
DUTIES OF OFFICERS

Section 1. President. The President shall preside at all meetings of the General Council and the Executive Committee and shall vote only in the case of a tie vote. The Presdient shall execute or certify on behalf of the Tribe all leases, contracts or other documents approved by an authorized body of the Tribe and shall see that their duties are properly performed. When neither the General Council nor the Executive Committee is in session, the President shall be the official representative of the Tribe. Only in the absence of the Treasurer, the President may receive, deposit or disburse monies. Where funds of the Tribe are handled by the President, he shall account for all funds and provide the Treasurer an accounting of such funds and any remaining balance of funds immediately upon his return. The

President shall obtain a surety bond, at tribal expense, prior to the handling of any funds.

Section 2. Vice-President. The Vice-President, in the absence of the President, shall assume the responsibilities and authority of the President, except for the handling of money. The Vice-President shall, from time to time, serve on standing committees and shall perform whatever other duties may be assigned by the President.

Section 3. Secretary. The Secretary shall keep the minutes of all meetings of the General Council and the Executive Committee and shall certify the enactment of all resolutions and ordinances. The Secretary shall attend to the giving of all notices required by this Constitution and shall receive all petitions provided for herein. Copies of all minutes, resolutions, ordinances or other enactments shall be submitted to the Commissioner of Indian Affairs through the local office of the Bureau of Indian Affairs as soon after enactment as possible. The Secretary shall establish and maintain current records of all enactments and correspondence. The publication and distribution of minutes and enactments of interest to tribal members shall be authorized within available funds. (Duties of the Secretary/Treasurer were split under these By-Laws on November 14, 1984, in accordance with Amendment III to Article III, Section 1)

Section. 4. Treasurer. The Treasurer shall have the care and custody of all valuables of the Tribe. The Treasurer shall carry out the financial directives of the Executive Committee, submit bills for debts owed the Tribe, receive all local monies of the Tribe and keep an accurate record of all receipts and disbursement. Funds shall be deposited in a tribal account in a local bank selected by the Executive Committee where depositor's accounts are insured by the Federal Deposit Insurance Corporation. All disbursements shall be made by check pursuant to resolutions or other authority of the Executive Committee or the General Council. The Treasurer shall furnish a surety bond, at tribal expense, satisfactory to the Executive Committee and the Commissioner of Indian Affairs. The Treasurer shall give a financial report of the Tribe at all General Council and Executive Committee meetings and all such records shall be

available for inspection by the Executive Committee, members of the Tribe or representatives of the Commissioner of Indian Affairs. Such records will be audited no less frequently than once a year by a certified public accountant, financial expert of the Commissioner of Indian Affairs or his authorized representative. The Treasurer may be compensated for services.

Section 5. Trustees. The Trustees shall assist the Executive Committee in the execution of its duties and responsibilities.

Section 6. Appointive Officers. The duties of all appointive boards or officers of the Tribe shall be clearly defined by resolutions of the Executive Committee at the time of their creation or appointment. Such boards and officers shall report from time to time as required, to the Executive Committee and their activities and decisions shall be subject to review by the Executive Committee upon petition of any aggrieved person.

Section 7. Oath of Office. Every officer elected or appointed under this Constitution and By-Laws before he/she enters upon the duties of his or her office, and within ten (10) after his election or appointment, shall take and subscribe to an oath before some proper officer and file the same with the Secretary in the following form, viz: "I, ____________________, do solemnly swear that I will support the Constitution and the laws of the United States and the Constitution and By-Laws of this Tribe; that I will faithfully discharge the duties of office of ____________________ to the best of my ability, so help me God."

ARTICLE II
ADOPTION

This revised Constitution and By-Laws, when adopted by a majority vote of the voters of the Flandreau Santee Sioux Tribe voting at a special election called by the Secretary of the Interior, in which at least thirty (30) percent of those entitled to vote shall vote, shall be submitted to the Secretary of the Interior for his approval and shall be in force from the date of such approval.

Adopted by the Tribe on April 4, 1936, and approved by the Secretary of Interior on April 24, 1936.

Revised by the Tribe on October 16, 1967, and approved by the Secretary of Interior on November, 2, 1967.

Amended and approved by the Secretary of Interior on November 14, 1984.

Amended and approved by the Secretary of Interior on May 23, 1990.

Amended and approved by the Secretary of Interior on May 13, 1997.

APPROVED BY THE EXECUTIVE COMMITTEE ON MAY 29, 1997.